UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Anti-Dilution Adjustments to Awards under the 2003 Stock Option and Stock Incentive Plan

As previously disclosed, on May 29, 2013, the Board of Directors of Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) authorized and declared a special one-time cash dividend of $1.25 per outstanding share of common stock (the “Special Dividend”) to be paid on June 28, 2013 to holders of record as of the close of business on June 14, 2013.

The Neutral Tandem, Inc. 2003 Stock Option and Stock Incentive Plan (the “2003 Plan”) provides that, in order to prevent an extraordinary cash dividend like the Special Dividend from diluting the rights of optionholders, the Company’s Compensation Committee shall have the discretion to reduce the exercise price of outstanding options so long as any such adjustment does not increase the value of any such option, as measured prior to the ex-dividend date of such extraordinary cash dividend. To compensate holders of outstanding options under the 2003 Plan for the reduction in the Company’s stock price that occurred on the ex-dividend date of the Special Dividend, the Company’s Compensation Committee on June 12, 2013 approved (i) an adjustment to the exercise price of outstanding options, subject to the limitations of Section 409A of the Internal Revenue Code, and (ii) value-neutral cash payments to holders of outstanding options with exercise prices that could not be fully adjusted to account for the Special Dividend payment because of the limitations of Section 409A of the Internal Revenue Code. The effect of the exercise price adjustment and the value-neutral cash payment, taken together, is to provide each optionholder with the same value after the time that the Company’s common stock began trading ex-dividend as such optionholder had immediately prior to such time. As a result of these adjustments, the exercise price of the 86,987 outstanding options under the 2003 Plan was reduced by a weighted average of $0.41 per option and the Company made value-neutral cash payments in an aggregate amount of $72,856.39.

Adjustments and value-neutral cash payments were made with respect to options held by the Company’s directors and named executive officers as follows:

Name	Options Outstanding	Original Option Exercise Price	Adjusted Option Exercise Price	Value-Neutral Cash Payment
Rian Wren (Director)	52,924	$1.57	$1.24	$48,690.08
Richard Monto (General Counsel and Secretary)	17,500	$1.77	$1.39	$15,225.00

Anti-Dilution Adjustments to Awards under the Amended and Restated 2007 Equity Incentive Plan

To compensate holders of outstanding options under the Neutral Tandem, Inc. 2007 Amended and Restated Equity Incentive Plan (the “2007 Plan”) for the reduction in the Company’s stock price that occurred on the ex-dividend date of the Special Dividend, the Company’s Compensation Committee on June 12, 2013 modified all options as is mandated by antidilutive provisions contained in the 2007 Plan. The Compensation Committee approved (i) the mandatory adjustment to the exercise price of outstanding options, subject to the limitations of Section 409A of the Internal Revenue Code, and (ii) the issuance of new shares of restricted stock (available for issuance and permitted to be authorized in connection with the Special Dividend under certain antidilutive provisions contained in the 2007 Plan) to holders of outstanding options with exercise prices that could not be fully adjusted to account for the Special Dividend payment because of the limitations of Section 409A of the Internal Revenue Code. The effect of the exercise price adjustment and the issuance of new shares of restricted stock, taken together, is to provide each optionholder with the same value after the time that the Company’s common stock began trading ex-dividend as such optionholder had immediately prior to such time. As a result of these adjustments, the exercise price of the 3,426,901 outstanding options under the 2007 Plan was reduced by a weighted average of $1.10 per option, and the Company issued 111,826 shares of restricted stock under the 2007 Plan to make optionholders whole.

Adjustments and issuances of new shares of restricted stock were made with respect to options held by the Company’s directors and named executive officers as follows:

Name	Options Outstanding	Original Option Exercise Price	Adjusted Option Exercise Price	Shares of Restricted Stock Issued
Rian Wren (Director)	300,000	$14.90	$13.65	—
	150,000	$23.06	$21.81	—
G. Edward Evans (Chief Executive Officer and Director)	50,000	$14.60	$13.35	—
	300,000	$11.48	$10.23	—
	276,770	$3.40	$2.67	31,630
David Zwick (Chief Financial Officer)	100,000	$2.22	$1.75	17,142
	178,882	$3.40	$2.67	20,443
Richard Monto (General Counsel and Secretary)	115,000	$14.90	$13.65	—
	57,500	$23.06	$21.81	—
	60,621	$3.40	$2.67	6,928
David Lopez (Senior Vice President of Global Sales—Voice Services)	48,750	$14.90	$13.65	—
	30,000	$23.06	$21.81	—
	34,783	$3.40	$2.67	3,975
John Harrington (Senior Vice President, Litigation, Regulatory and Human Resources)	60,621	$3.40	$2.67	6,928

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Richard L. Monto
Date: June 14, 2013	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and Corporate Secretary